Exhibit 8.1

List of Subsidiaries

China Gateway Life Science (Holdings) Limited — Incorporated in Hong Kong

ChemExplorer Company Limited — Incorporated in Hong Kong

Shanghai ChemPartner Co., Ltd. — Incorporated in the PRC

Shanghai ChemExplorer Co., Ltd. — Incorporated in the PRC

Shanghai PharmaExplorer Co., Ltd. — Incorporated in the PRC

China Gateway Technology Development (Shanghai) Co., Ltd. — Incorporated in the PRC

China Gateway Pharmaceutical Development Co., Ltd. — Incorporated in the PRC

Chengdu Chempartner Co., Ltd. — Incorporated in the PRC

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